Exhibit 99.1

SCIELE PHARMA, INC. REPORTS RESULTS FOR THE THIRD QUARTER 2006

Third Quarter 2006 Financial Results Include:

•                  Revenues were $74.8 million, an increase of 27% over third quarter of 2005

•                  Diluted EPS, including after-tax stock-based compensation expense effect of $0.04, were $0.34, an increase of  31% over third quarter of 2005

•                  Earnings before interest, taxes, depreciation and amortization (EBITDA, a non-GAAP measure) and pre-tax stock-based compensation (also a non-GAAP measure) were $26.2 million, an increase of 18% over third quarter of 2005

The Company Increases Guidance for Full-Year 2006

•                  Full-year 2006 revenue is expected to be in the range of $287 million to $290 million

•                  Full-year 2006 diluted EPS guidance, including the after-tax effect of stock-based compensation expense of $0.15, is expected to increase to $1.16 to $1.19

The Company Provides Revenue and EPS Guidance for 2007:

•                  Full-year 2007 revenue is expected to be $325 million to $335 million, which is based on the Company’s existing product portfolio

•                  Full-year 2007 diluted EPS is expected to be $1.45 to $1.50, which includes after-tax stock-based compensation expenses.

Atlanta, GA (October 26, 2006) — Sciele Pharma, Inc. (NASDAQ:SCRX), a specialty pharmaceutical company, today announced higher revenues and earnings for the third quarter and nine months ended September 30, 2006.  Net revenues for the third quarter of 2006 increased 27% to $74.8 million from $58.7 million in the third quarter of 2005. Diluted earnings per share (EPS), including after-tax stock compensation expense of $0.04, for the third quarter of 2006 increased 31% to $0.34, over the third quarter of 2005.

Gross margins as a percentage of sales were 86% in the third quarter of 2006 compared with 85% in the third quarter of 2005. Selling, general and administrative expenses were $35.9 million, which includes $1.8 million of pre-tax stock-based compensation expense in the third quarter of 2006, compared with $26.5 million, which included $0.2 million of pre-tax stock-based compensation expense, in the third quarter of 2005.  The increase in selling, general and administrative expenses is primarily due to sales force expansion and an increase in royalty and commission expenses.  Research and development expenses were $4.5 million, which includes $0.3 million in pre-tax stock-based compensation expense for the third quarter of 2006, compared with $1.4 million for the third quarter of 2005.  This increase was primarily due to an increase in the Company’s product development initiatives, which include the new Sular formulation and glycopyrrolate for chronic moderate-to-severe drooling in pediatric patients.

Patrick Fourteau, President and Chief Executive Officer of Sciele Pharma, stated, “We are pleased with the performance of the Company during the third quarter of 2006.  We achieved higher revenues and earnings, which were driven primarily by sales of Sular and Triglide. We also expanded our Women’s Health sales force in conjunction with the introduction of Ostiva, a new product designed to help maintain bone health. Additionally, in October 2006 we initiated the pivotal trial of our new Sular formulation and remain on track to file a supplemental new drug application (sNDA) with the FDA in the first half of 2007.”

For the nine months ended September 30, 2006, net revenues increased 43% to $213.6 million from $149.5 million for the nine months ended September 30, 2005.  Diluted earnings per share, including after-tax stock compensation expense of $0.11, for the first nine months of 2006 increased 26% to $0.82 compared with the same period of 2005.

Gross margins as a percentage of sales were 86% in the first nine months of 2006 compared with 84% in the year-earlier period. Selling, general and administrative expenses were $107.0 million, which included $5.5 million of pre-tax stock-based compensation expense, in the first nine months of 2006 compared with SG&A expenses of $68.2 million in the year-to-date period in 2005, which included $0.6 million of pre-tax stock-based compensation expense.  Research and Development expenses were $11.3 million, which include $1.0 million in pre-tax stock-based compensation expense in the first nine months of 2006 compared with $2.3 million in the nine-month period in 2005. This increase was primarily due to an increase in the company’s product development initiatives, which include the new Sular formulation and glycopyrrolate for chronic moderate-to-severe drooling in pediatric patients.

Cardiovascular/Metabolic Products

Net revenues of the Company’s cardiovascular/metabolic products increased 36% to $59.6 million in the third quarter of 2006, compared with $43.8 million in the third quarter of 2005.  The increase was primarily due to the growth of Sular and Triglide as well as price increases.  Cardiovascular/ metabolic products represented 80% of the Company’s total sales in the third quarter of 2006.

New prescriptions of Sular increased 24.8% and total prescriptions increased 20.3% in the third quarter of 2006 compared with the third quarter of 2005, according to IMS Health’s National Prescription Audit Plus™ data. Continued growth of Sular was primarily the result of the sales force focusing on certain high-prescribing physicians, and achieving positive results with managed care and federal government contracts.

Triglide growth was primarily due to more focused physician targeting by the Company’s sales force and increased managed care access.

Nitrolingual Pumpspray prescriptions have stabilized and began to show growth beginning in August.  A new marketing program, together with additional sales representatives calling on cardiologists and primary care physicians, is designed to stimulate future growth in Nitrolingual Pumpspray prescriptions. Nitrolingual Pumpspray utilizes a unique formulation of nitroglycerin for patients with angina pectoris that is easy to use, has a rapid onset of action, and is well tolerated.

Fortamet revenues were higher in the third quarter of 2006 compared to the third quarter of 2005, as price increases more than compensated for slightly weaker prescriptions.  Altoprev continues to be affected by the increasingly competitive statin market, although price increases have partially offset lower prescriptions.

Women’s Health Products

Net revenues of the Company’s Women’s Health products, which include Prenate Elite, OptiNate, and Ponstel, increased 26% to $12.7 million in the third quarter of 2006 compared with $10.1 million in the third quarter of 2005.  Women’s Health products represented 17% of the Company’s total sales in the third quarter of 2006. A significant portion of this growth was due to Optinate, which was launched in March 2005. There were no revenues for Ostiva in the third quarter of 2006.

The Company recently expanded its Women’s Health sales force from 75 to approximately 113 sales representatives dedicated to calling on OB/GYNs to sell Prenate Elite, OptiNate, Ponstel, and Ostiva, which is a new Women’s Health product, introduced at the end of September 2006.

Prenate Elite continues to be one of the most highly recognized prenatal vitamins.  It had an 11.9% market share in new prescriptions and a 12.2% market share of total prescriptions for the third quarter ended September 30, 2006, according to IMS Health’s National Prescription Audit Plus™ data.

OptiNate had a 6.1% share of the essential fatty acid (EFA) prenatal vitamin market for new prescriptions and a 5.7% market share of total prescriptions for the third quarter ended September 30, 2006, according to IMS Health’s National Prescription Audit Plus™ data.

The Company introduced its new Women’s Health product, Ostiva in September 2006, an oral prescription nutritional supplement formulation with Metafolin, calcium, magnesium and vitamins D, B6, and B12 that gives women nutritional support to help maintain healthy bones.

Product Development

The pivotal trial for the new formulation of Sular was initiated in October of 2006, and the Company expects to file its sNDA with the FDA in the first half of 2007. The Company’s new Sular formulation utilizes Skye Pharma’s patented drug delivery technology, which enables the formulation to be more readily absorbed into the body.

Glycopyrrolate is currently in late phase clinical trials and the Company expects to begin phase III safety studies in early 2007. Glycopyrrolate received orphan drug designation from the FDA to treat chronic moderate-to-severe drooling in pediatric patients. This condition often results from cerebral palsy and other neurological disorders.

The Company is developing an improved formulation of Optinate, which it expects to launch in the first half of 2007.

Financial Strength

In the third quarter of 2006 the Company continued to strengthen its financial position.  Earnings before interest, taxes, depreciation and amortization (EBITDA, a non-GAAP measure) and before pre-tax stock-based compensation expense (also a non-GAAP measure) of $2.1 million, were $26.2 million in the third quarter of 2006, representing an 18% increase over the third quarter of 2005.  EBITDA, before pre-tax stock-based compensation expense of $6.5 million, were $71.6 million for the nine months ended September 30, 2006, representing a 27% increase over the same period of 2005. As of September 30, 2006, the Company had approximately $155 million in cash, cash equivalents and marketable securities.

In September 2006, the Company completed a new, $100 million credit facility for a five-year term, which replaced the Company’s pre-existing $20 million credit facility.

During the third quarter of 2006, the Company repurchased approximately $7.9 million, or 410,000 shares, of its common stock through its share repurchase program.

Guidance for Full-Year 2006

Sciele Pharma increased full-year 2006 revenue guidance to $287 million to $290 million.  The Company increased its full-year 2006 diluted earnings per share guidance, which includes after-tax stock-based compensation expense of $0.15, to between $1.16 to $1.19.

The guidance for 2006 is based solely on sales of the Company’s existing product portfolio and investments of approximately 5% of net revenues into research and development. The 2006 EPS guidance includes the requirement to recognize after-tax stock-based compensation expense in 2006, which is estimated to be $0.15 per diluted share, and does not include dilution from the net share settlement feature of its newly exchanged contingent convertible senior subordinated notes.

Guidance for Full-Year 2007

Sciele Pharma expects full-year 2007 revenues to be in the range of $325 million to $335 million. This represents an increase of 13% to 17% over full-year 2006 guidance. The Company expects full-year 2007 diluted earnings per share to be in the range of $1.45 to $1.50, which includes after-tax stock-based compensation expense. This represents an increase of 25% to 29% over full-year 2006 guidance.

The guidance for 2007 is based solely on expected sales of the Company’s existing product portfolio, investments of approximately 6-7% of net revenues into research and development, and also includes after-tax stock-based compensation expense.   The 2007 EPS guidance does not include dilution from the net share settlement feature of its newly exchanged contingent convertible senior subordinated notes. The Company expects higher expenses in the first half of 2007 versus the second half primarily due to the development and regulatory expenses associated with the new Sular formulation and glycopyrrolate clinical trials, and launch costs associated with the new formulation of Optinate.

Conference Call

Sciele Pharma will host a conference call on Thursday, October 26, 2006, beginning at 4:30 p.m. Eastern Time to discuss the financial results.  Analysts, investors and other interested parties are invited to participate by visiting the Company’s website, www.sciele.com, and entering the Investor Relations page.  You may also dial in to the conference call.  The dial-in numbers are (800) 819-9193 for domestic callers and (913) 981-4911 for international callers.  All callers should use passcode 2929194 to gain access to the conference call.  Please plan to dial-in or log on at least ten minutes prior to the designated start time so management can begin promptly.

About Sciele Pharma, Inc.

Sciele Pharma, Inc. is a pharmaceutical company specializing in sales, marketing and development of branded prescription products focused on Cardiovascular/Metabolic and Women’s Health. The Company’s Cardiovascular/Metabolic products treat patients with high cholesterol, hypertension, high triglycerides, unstable angina and Type 2 diabetes, and its Women’s Health products are designed to improve the health and well-being of mothers and their babies. Headquartered in Atlanta, Georgia, and founded in 1992, Sciele Pharma employs more than 700 people. The Company’s success is based on placing the needs of patients first, improving health and quality of life and implementing its business platform — an Entrepreneurial Spirit, Innovation, Speed of Execution, Simplicity and Teamwork. For more information about Sciele Pharma and its products, visit www.sciele.com.

Safe Harbor Statement

This press release contains forward-looking statements (in addition to historical facts) that are subject to risks and uncertainties that could cause actual results to materially differ from those described.  Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct.  Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, we seek the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation:

We may not attain expected revenues and earnings; if we are unsuccessful in obtaining third party payor contracts for our products, we may experience reductions in sales levels and may fail to reach anticipated sales levels.  If demand for our products exceeds our initial expectations or the ability of our suppliers to provide demand-meeting quantities of product and samples, our future ability to sell these products could be adversely impacted.  The potential growth rate for our promoted products may be limited by slower growth for the class of drugs to which our promoted products belong and unfavorable clinical studies about such class of drugs. We may encounter problems in the manufacture or supply of our products, for which we depend entirely on third parties.

Strong competition exists in the sales of our promoted products, which could adversely affect expected growth of our promoted products’ sales or increase our costs to sell our promoted products.  We may not be able to protect our competitive position for our promoted products from patent infringers.

Altoprev has experienced manufacturing issues; if the issues recur and cannot be resolved, our ability to acquire the product for sale and sampling will be adversely affected.  Sales of our Robinul product have been adversely affected by the introduction of knock-off and generic product.

We may incur unexpected costs in integrating new products into our operations. If we have difficulties acquiring new products or rights to market new products from third parties, our financial results could be adversely impacted. We may be unable to develop or market line extensions for our products including Sular, Triglide, Fortamet, and our Prenate Line or, even if developed, obtain patent protection for our line extensions.  Further, introductions by us of line extensions of our existing products may require that we make unexpected changes in our estimates for future product returns and reserves for obsolete inventory.  If these risks occur, our operating results would be adversely affected; our licensor/supplier can terminate our rights to commercialize Nitrolingual and the 60 dose size of this product has not yet met our expectation.

We depend on a small senior management group, the departure of any member of which would likely adversely affect our business.  An adverse interpretation or ruling by one of the taxing jurisdictions in which we operate could adversely impact our operating results.  A small number of customers account for a large portion of our sales and the loss of one of them, or changes in their purchasing patterns, could result in substantially reduced sales and adversely impact our financial results.  If third-party payors do not adequately reimburse patients for our products, doctors may not prescribe them. Further, our business is subject to increasing government price controls and other healthcare cost-containment measures.   Side effects or marketing or manufacturing problems with our products could result in product liability claims which could be costly to defend and could result in the withdrawal or recall of products from the market.

We rely on operational data obtained from IMS, an industry accepted data source.  IMS data may not accurately reflect actual prescriptions (for instance, we believe IMS data does not capture all product prescriptions from some non-retail channels).  An adverse judgment in the securities class action litigation in which we and certain current and former directors and executive officers are defendants could have a material adverse effect on our results of operations and liquidity.

If we fail to obtain, or encounter difficulties in obtaining, regulatory approval for new products or new uses of existing products, or if our development agreements are terminated, we will have expended significant resources for no return.  Our business and products are highly regulated.  The regulatory status of some of our products makes these products subject to increased competition and other risks, and we run the risk that we, or third parties on whom we rely, could violate the governing regulations; if generic competitors that compete with any of our products are introduced, our revenues may be adversely affected.  Some unforeseen difficulties may occur.

The above are some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. These factors are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our other filings with the Securities and Exchange Commission.

SCIELE PHARMA, INC.
Condensed Consolidated Statement of Operations

(Unaudited, in thousands, except per share amounts)

	For the Quarter Ended		For the Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net revenues	$74,784	$58,718	$213,636	$149,491

Operating costs and expenses:
Cost of revenues	10,283	8,768	30,181	23,290
Selling, general and administrative	35,912	26,480	106,958	68,240
Depreciation and amortization	6,752	6,217	19,787	16,322
Research and development	4,502	1,399	11,323	2,285
Total operating costs and expenses	57,449	42,864	168,249	110,137

Operating income	17,335	15,854	45,387	39,354

Other income (expense), net	491	(126)	941	(535)

Income before provision for income taxes	17,826	15,728	46,328	38,819
Provision for income taxes	5,525	5,094	14,728	12,593

Net income	$12,301	$10,634	$31,600	$26,226

Net income per common share:
Basic	$0.35	$0.30	$0.90	$0.75
Diluted	$0.34	$0.26	$0.82	$0.65

Weighted average common shares outstanding:
Basic	35,043	35,119	35,147	35,071
Diluted	36,014	42,548	39,270	42,569

SCIELE PHARMA, INC.
Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	Sept. 30,	December 31,
	2006	2005
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$155,312	$99,800
Accounts receivable, net	43,259	48,353
Inventories	24,776	28,924
Other	29,606	27,311
Total current assets	252,953	204,388

Property and equipment, net	8,179	5,148

Other assets:
Intangibles, net	308,848	315,798
Other	6,862	4,371
Total other assets	315,710	320,169

Total assets	$576,842	$529,705

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,938	$12,093
Accrued expenses	26,595	18,482
Total current liabilities	40,533	30,575

Long-term liabilities:
Convertible debt	150,000	150,000
Other	13,949	8,994
Total liabilities	204,482	189,569

Stockholders’ equity:
Common stock	36	36
Additional paid-in capital	291,559	292,639
Retained earnings	114,124	82,524
Deferred compensation	(12,117)	(7,489)
Accumulated other comprehensive loss	(2,690)	(4,384)
Treasury stock	(18,552)	(23,190)
Total stockholders’ equity	372,360	340,136

Total liabilities and stockholders’ equity	$576,842	$529,705

SCIELE PHARMA, INC.
Reconciliation of EBITDA (a)

(Unaudited, in thousands)

	For the Quarter Ended		For the Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net income, as reported (GAAP)	$12,301	$10,634	$31,600	$26,226
Less: Other income, net	491	(126)	941	(535)
Add: Provision for income taxes	5,525	5,094	14,728	12,593
Add: Stock-based compensation expense	2,140	224	6,474	588
Add: Depreciation and amortization	6,752	6,217	19,787	16,322
Earnings before interest, taxes, depreciation, amortization and stock-based compensation expense	$26,227	$22,295	$71,648	$56,264

(a)             The Company believes that EBITDA, before stock-based compensation expense, is a meaningful non-GAAP financial measure as an earnings-derived indicator that may approximate cash flow.  EBITDA, before stock-based compensation expense, as defined and presented by the Company, may not be comparable to similar measures reported by other companies.

Contact:

Joseph T. Schepers, 678-341-1401

ir@sciele.com